UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 9, 2013

CAMAC ENERGY INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34525	30-0349798
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1330 Post Oak Blvd., Suite 2250, Houston, Texas 77056

(Address of principal executive offices) (Zip Code)

(713) 797-2940

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective December 10, 2013, CAMAC Energy Inc. (the “Company”) has appointed Adama Traore as Vice President and Chief Accounting Officer of the Company. Mr. Traore replaces Jeff Courtright, who had been serving as Controller and Treasurer of the Company since August 2010, and additionally as Vice President since February 2012, and whose employment with the Company ended December 9, 2013. Mr. Courtright will serve in a consulting capacity during a transition period until January 15, 2014.

In connection with the appointment of Mr. Traore, the Company and Mr. Traore entered into an employment agreement effective as of December 10, 2013. Pursuant to the employment agreement, Mr. Traore will receive an annual base salary of $200,000 and a one-time sign on incentive bonus of $50,000. The bonus is forfeitable on a pro rata basis if Mr. Traore leaves the Company prior to the first anniversary of the date of hire.

The employment agreement further provides for Mr. Traore to receive, subject to approval of the Board of Directors, an option to purchase 100,000 shares of the Company’s common stock (the “Option”) under the Company’s 2009 Equity Incentive Plan (the “Plan”). The exercise price of the Option will be the closing price of the Company’s common stock on the date of grant. The Option will vest in 1/3 annual installments on the anniversary of the date of hire, subject to Mr. Traore’s continued service with the Company on such anniversary date.

The employment agreement further provides for Mr. Traore to receive, subject to approval of the Board of Directors, 100,000 restricted shares of the Company’s common stock (the “Stock”) under the Plan. The Stock shall be restricted and subject to forfeiture to the Company if Mr. Traore’s rights to the restricted Stock do not vest under the award agreement. Mr. Traore’s rights to the Stock will vest in 1/3 annual installments on the anniversary of the date of hire, subject to his continued service with the Company on such anniversary date.

The employment agreement further provides that during his employment with the Company, Mr. Traore will be eligible for a discretionary cash performance bonus each year of up to 25% of his then-current annual base salary, based on defined targets determined by the Board of Directors. He will also be considered for additional grants of restricted stock and options in the Board’s sole discretion.

Under the employment agreement, Mr. Traore has agreed to non-solicitation covenants with respect to the Company. The agreement may be terminated by either party at any time.

Prior to joining the Company, Mr. Traore, 42, served as Corporate Controller for VAALCO Energy, Inc., a publicly traded multinational exploration and production company with operations in West Africa, from January 2009 to November 2013. From 1995 to 2009, he served in accounting and financial positions of increasing responsibility with Ocean Energy, Inc., a publicly traded oil and gas exploration and production company subsequently acquired by Devon Energy, Western Wireless International, a cellular telephone provider with operations in 11 countries, and most recently RediClinic, LLC, a start-up convenience care provider that operated over 50 health retail clinics. Mr. Traore has 18 years of experience in the accounting and finance field, including over 10 years’ experience in the oil and gas industry. He is a CPA and has a bachelor’s degree in finance and accounting from the University of Houston, and an Executive MBA degree from Rice University.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAMAC Energy Inc.
Dated: December 13, 2013

	By:	/s/ Nicolas J. Evanoff
Nicolas J. Evanoff
Senior Vice President, General Counsel & Secretary